EXHIBIT 10.6

Hill-Rom Holdings, Inc.

Short-Term Incentive Compensation Plan

Business Incentive for Growth (“BIG”)

ARTICLE I
PURPOSE AND DEFINITIONS

1.1    Purpose

The purpose of the Hill-Rom Holdings, Inc. Short-Term Incentive Compensation Plan (the “Plan”) is to provide annual incentive compensation awards (“Incentive Compensation Awards”) to eligible employees of Hill-Rom Holdings, Inc. and its subsidiaries (collectively, the “Company”) for their contributions to the Company’s growth through the achievement of financial performance goals and accomplishment of strategic objectives. The Plan provides the mechanism for Incentive Compensation Awards at above-target levels when the Company achieves above-target performance results. The Plan is designed to encourage high individual and team performance and is based on the philosophy that employees should share in the success of the Company when value is created for the Company’s shareholders.

1.2    Definitions

a.Achievement Percentage – means the final performance result for each Performance Measure, interpolated between the Performance Measure Threshold and the Performance Measure Maximum and applied to the payout range of opportunity, expressed as a percentage of the Performance Measure Target.
b.Base Salary – means the earnings for the Plan Year of a Participant including wages and salary as reported for federal income tax purposes, but excluding all bonus payments of any kind, commissions, incentive compensation, equity-based compensation, perquisites and other forms of additional compensation.
c.Board of Directors – means the Board of Directors of Hill-Rom, Holdings, Inc.
d.CEO – means the President and Chief Executive Officer of Hill-Rom Holdings, Inc.
e.Committee – means the Compensation and Management Development Committee of the Board of Directors.
f.Company - means Hill-Rom Holdings, Inc. and its subsidiaries.
g.Disability – means termination of employment due to the inability of a Participant to perform in all material respects his or her duties and responsibilities to the Company by reason of injury or sickness which inability is reasonably expected to be permanent and which has continued for a period of six (6) consecutive months.
h.Executive Leadership Team – means the CEO and the officers and members of the management team of the Company who report directly to the CEO.
i.Incentive Compensation Award – means the cash compensation paid to a Participant under the Plan calculated based on Company and individual performance.
j.Incentive Compensation Target – means a participant’s target Incentive Compensation Award opportunity expressed as a percentage of a participant’s Base Salary.
k.Incentive Compensation Pool – means a designated portion of the business for which Performance Measures are established and from which the aggregate amount of Incentive Compensation Awards for Participants assigned to that Incentive Compensation Pool will be paid.
l.Incentive Compensation Pool Payout Percentage – means the weighted average of the Achievement Percentages of each Incentive Compensation Pool’s Performance Measures.

m.Individual Performance Modifier – means the modifier, expressed as a percentage from zero percent (0%) to one-hundred fifty percent (150%), which reflects a Participant’s individual performance for the Plan Year, as determined by the Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants).
n.Participant – means an employee who satisfies the eligibility requirements of the Plan and who is selected to participate in the Plan for a Plan Year.
o.Performance Measure Maximum – means the maximum level of achievement for a Performance Measure at which the Achievement Percentage will be capped for purposes of Incentive Compensation Pool funding.
p.Performance Measures – means one or more of the following financial metrics of the Company (or of any business or subpart of the Company) for a Plan Year: revenue, earnings per share, operating income, free cash flow, and/or any other metrics or criteria, as selected by the Company and approved by the Committee. The Performance Measures may include both financial and non-financial measures and may reflect achievement of the strategic plans of the Company (or of any business or subpart of the Company).
q.Performance Measure Target – means the targeted level of achievement for a Performance Measure.
r.Performance Measure Threshold – means the minimum level of achievement for a Performance Measure below which the Performance Measure’s Achievement Percentage will be zero percent (0%).
s.Plan Year – means the Company’s fiscal year beginning on each October 1st and ending on the subsequent September 30th.
t.Plan – means the Hill-Rom Holdings, Inc. Short-Term Incentive Compensation Plan.
u.Retirement – means termination of employment on or after reaching normal retirement age as defined under the retirement or pension plan or pension scheme in which the Participant participates. For Participants who participate in the Hill-Rom Holdings, Inc. Stock Incentive Plan, “Retirement” shall mean termination of employment on or after satisfying the requirements for retirement under said plan.

ARTICLE II
ADMINISTRATION OF THE PLAN

2.1 Administration of the Plan.

a.The power and authority to establish rules related to the Plan and to administer, construe, and interpret the Plan as it applies to the Executive Leadership Team is vested in the Committee.

b.The power and authority to establish rules related to the Plan and to administer, construe, and interpret the Plan as it applies to all other Participants is vested in the CEO. The CEO may delegate any or all power and authority vested in the CEO to one or more officers of the Company.

2.2    Decisions Binding. All interpretations, determinations and decisions made by the Committee, the CEO, or the CEO’s delegate, pursuant to the terms of the Plan shall be final,

conclusive and are binding for all purposes and upon all parties, including the Company and Participants.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1    Eligible Employees and Participation. Full-time or regular part-time employees of the Company, other than employees who participate in a sales commission plan or who are members of a collective bargaining unit, who are employed in an administrative, professional or management position are eligible to participate in the Plan. Participation in the Plan by members of the Executive Leadership Team shall be determined by the Committee. Participation in the Plan by other eligible employees shall be determined by the CEO or the CEO’s delegate. Participation in the Plan is reviewed annually and participation in one Plan Year does not guarantee participation in future Plan Years.

3.2    New Employees. An employee hired or rehired into an eligible position before July 1 of a Plan Year is eligible to participate in the Plan for the remainder of that Plan Year. An Incentive Compensation Award, if earned, is based on the number of days employed in an eligible position during the Plan Year. An employee hired or rehired into an eligible position on or after July 1 of a Plan Year is not eligible to participate in the Plan for the remainder of that Plan Year.

3.3    Mergers and Acquisitions. Eligibility to participate in the Plan for employees who become employed by the Company as a result of a merger or acquisition will be determined based on the specific facts and circumstances of the transaction.

3.6 Incentive Compensation Target. Each Participant will be assigned an Incentive Compensation Target, expressed as a percentage of Base Salary. Incentive Compensation Targets shall be established by the Committee for members of the Executive Leadership Team and by the CEO, or the CEO’s delegate, for all other Participants.

ARTICLE IV
INCENTIVE COMPENSATION

4.1    Establishment of Incentive Compensation Pools. Prior to the beginning of each Plan Year, one or more Incentive Compensation Pools will be established under the Plan. Incentive Compensation Pools may be established for the total Company, specific corporate functions, Company business units (and/or specific business unit segments), international geographies and/or individual countries (or clusters of countries).

4.2    Assignment of Participants to Incentive Compensation Pools. Prior to the beginning of each Plan Year, each Participant shall be assigned to an Incentive Compensation Pool. All Incentive Compensation Pool assignments shall be effective for the entire Plan Year. In the event a Participant is involved in a significant job change during the Plan Year, the Participant may be assigned to a different Incentive Compensation Pool for the remainder of the Plan Year. The assignment to an Incentive Compensation Pool, and any change in assignment, requires the approval of the Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants).

4.3    Incentive Compensation Pool Performance Measures. Within ninety (90) days following the beginning of each Plan Year, one or more Performance Measures shall be established for each Incentive Compensation Pool. For each Performance Measure, a Performance Measure Threshold, Performance Measure Target and Performance Measure Maximum will be established. The Performance Measures, Performance Measure Threshold, Performance Measure Target and Performance Measure Maximum for each Incentive Compensation Pool in which members of the Executive Leadership Team participate shall be approved by the Committee. The Performance Measures, Performance Measure Threshold, Performance Measure Target and Performance Measure Maximum for all other Incentive Compensation Pools shall be approved by the CEO, or the CEO’s delegate. If the Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants) determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable for the Plan Year, the Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants) may in its discretion modify such Performance Measures and/or the Performance Measure Threshold, Performance Measure Target or Performance Measure Maximum for any Performance Measure, in whole or in part, as the Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants) deems appropriate and equitable.

4.4    Incentive Compensation Pool Funding. Upon the completion of each Plan Year, the funding of each Incentive Compensation Pool from which Incentive Compensation Awards for the Participants assigned to the Incentive Compensation Pool will be paid shall be an amount equal to (i) the product of, for each Participant in the Incentive Compensation Pool, the Participant’s Base Salary multiplied by the Participant’s Incentive Compensation Target, multiplied by (ii) the Incentive Compensation Pool Payout Percentage for the Incentive Compensation Pool. In no event will an Incentive Compensation Pool be funded if any threshold funding hurdle applicable to the Incentive Compensation Pool is not achieved. The funding of each Incentive Compensation Pool shall further be subject to any other funding limits established for the Incentive Compensation Pool for the Plan Year. The Incentive Compensation Pool Payout Percentage for any Incentive Compensation Pool may be adjusted up or down to reflect a change in the business, operations, or other events or circumstances (i) in the discretion of the Committee (with respect to Incentive Compensation Pools in which members of the Executive Leadership Team participate) or (ii) in the discretion of the CEO, or the CEO’s delegate (with respect to all other Incentive Compensation Pools). The Incentive Compensation Pool Payout Percentage of any Incentive Compensation Pool in which members of the Executive Leadership Team participate shall be approved by the Committee. The Incentive Compensation Pool Payout Percentage of all other Incentive Compensation Pools shall be approved by the CEO, or the CEO’s delegate.

4.5    Calculation of Incentive Compensation Awards. Following the completion of the Plan Year, an Incentive Compensation Award for each Participant shall be calculated by multiplying (i) the Participant’s Base Salary by (ii) the Participant’s Incentive Compensation Target by (iii)

the Incentive Compensation Pool Payout Percentage of the Incentive Compensation Pool to which the Participant has been assigned for the Plan Year by (iv) the Participant’s Individual Performance Modifier. Incentive Compensation Awards for members of the Executive Leadership Team shall be approved by the Committee. Incentive Compensation Awards for all other Participants shall be approved by the CEO, or the CEO’s delegate.

4.6    Payment of Incentive Compensation Awards. For Participants subject to United States tax laws, Incentive Compensation Awards shall be due and payable in cash not later than two and one-half (2-1/2) months immediately following the end of the Plan Year. For all other Participants, Incentive Compensation Awards shall be due and payable in cash not later than the end of the calendar year immediately following the end of the Plan Year. The Company shall withhold appropriate amounts from Incentive Compensation Awards to satisfy all applicable United States and foreign tax withholding requirements.

4.8    Maximum Incentive Compensation Awards. In no event shall an Incentive Compensation Award to any Participant for a Plan Year exceed two-hundred percent (200%) of the Participant’s Incentive Compensation Target.

4.9    Termination of Employment.

a.In the event of termination of a Participant's employment with the Company prior to the due date for the payment of Incentive Compensation Awards for any reason other than death, Disability or Retirement, the Participant shall forfeit the right to receive an Incentive Compensation Award for that Plan Year.

b.In the event of termination of a Participant’s employment with the Company during a Plan Year as a result of death, Disability or Retirement, the Participant shall be eligible to receive an Incentive Compensation Award on a pro-rated basis based on the number of days the Participant is employed during the Plan Year of the Participant's termination of employment. Any Incentive Compensation Award shall be paid to such Participant at the same time as Incentive Compensation Awards are paid to other Participants. In no event will termination of employment as a result of Retirement include termination of employment for Cause.

c.Upon a termination of a Participant’s employment for Cause, a Participant shall forfeit any Incentive Compensation Award that would otherwise be due and payable under this Plan. For purposes of the Plan, “Cause” shall mean termination of employment initiated by the Company incident to or in connection with a determination that the Participant has engaged in misappropriation, theft, embezzlement, bribery, or similar deliberate, gross or willful misconduct or dishonest acts or omissions, incident to or in connection with acts or omissions that the Company reasonably determines to be willfully or wantonly harmful to the interests of the Company, or for violation of a material requirement of any Company policy or procedure, including specifically a violation of the Company’s Code of Conduct.

4.10    Leaves of Absence. An Incentive Compensation Award may be pro-rated based on the length of any leave(s) of absence, the reason for the leave of absence and any limitations applicable under federal, state or local law.

4.11    Transfers, Promotions and Demotions.

a.If a Participant is transferred or promoted from one eligible position to another eligible position within the Plan Year, the Participant’s Incentive Compensation Award will be pro-rated based on the number of days employed in each eligible position.

b.If a Participant is transferred or promoted into an eligible position from an ineligible position within the Plan Year, the Participant’s Incentive Compensation Award will be pro-rated based on the number of days employed in the eligible position.

c.If a Participant is transferred or promoted into an ineligible position from an eligible position within the Plan Year, the Participant’s Incentive Compensation Award will be pro-rated based on the number of days employed in the eligible position.

d.If a Participant is demoted and remains in an eligible position within the Plan Year, the Participant’s Incentive Compensation Award will be pro-rated based on the number of days employed in each eligible position.

e.If a Participant is demoted and moves to an ineligible position within the Plan Year, the Participant’s Incentive Compensation Award will be pro-rated based on the number of days employed in the eligible position.

ARTICLE V
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

5.1    Amendment, Suspension or Termination. The Company may discontinue the Plan in whole or in part at any time and may from time to time amend, revise or cancel the terms of the Plan, unless prohibited by local law; provided, however, that no such discontinuance, amendment, or revision shall affect adversely any right or obligation with respect to any Incentive Compensation Awards theretofore paid.

5.2    Amendment of Incentive Compensation Awards. The Company reserves the right to amend an Incentive Compensation Award to a Participant, including providing no Incentive Compensation Award, for circumstances it deems appropriate, including for significant individual performance deficiencies.

ARTICLE VI
MISCELLANEOUS

6.1    No Claim or Right to Incentive Compensation Award. No employee of the Company or any other persons shall have any claim or right (legal, equitable or other) to be receive an Incentive Compensation Award under the Plan, and no director, officer or employee of the Company, or any other person, shall have the authority to enter into any agreement with any person for the making or payment of any Incentive Compensation Award under the Plan or to make any representation or warranty with respect thereto.

6.2    No Effect on Employment. Neither the action of the Company in establishing the Plan nor any action taken by the Company, the Committee, the CEO, or any persons designated by them to administer the Plan, nor any provision of the Plan, shall be construed as giving to any Participant or employee of the Company the right to be retained in the employ of the Company.

6.3    Exceptions. The Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants), shall have the authority to make any and all determinations regarding the operation of the Plan, including making exceptions to any provision of the Plan. Any recommendations for exceptions to any provision of the Plan must be submitted to the Committee, in the case of any member of the Executive Leadership Team, or to the CEO, or the CEO’s delegate, for any other Participant or employee, for review and approval.

6.4    Code Section 409A. The Plan and all Incentive Compensation Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). The Plan and all Incentive Compensation Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Incentive Compensation Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants), and without the consent of the Participant, in such manner as the Committee (with respect to members of the Executive Leadership Team) or the CEO, or the CEO’s delegate (with respect to all other Participants) determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A.

6.5    Effective Date. This Plan is effective as of October 1, 2018, the beginning of the Company’s Fiscal Year 2019.